                                                                     Exhibit 4.1

                          GST TELECOMMUNICATIONS, INC.

                                 1999 STOCK PLAN

      1. PURPOSES OF THE PLAN. The purposes of this 1999 Stock Plan are:

            - to attract and retain the best available personnel for positions of substantial responsibility,

            - to provide additional incentive to Employees, Directors and Consultants, and

            -     to promote the success of the Company's business.

         Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

      2. DEFINITIONS. As used herein, the following definitions shall apply:

         (a) "ADMINISTRATOR" means the Board or one or more Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

         (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, Canadian federal corporate law, provincial securities legislation, rules and policies, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

         (c) "BOARD" means the Board of Directors of the Company.

         (d) "CODE" means the U.S. Internal Revenue Code of 1986, as amended.

         (e) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

         (f) "COMMON SHARES" means the common shares of the Company.

         (g) "COMPANY" means GST Telecommunications, Inc., a Canadian corporation.

         (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render ongoing services to such entity.

         (i) "DIRECTOR" means a member of the Board.

         (j) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

         (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

         (l) "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended.

         (m) "FAIR MARKET VALUE" means, as of any date, the value of Common Shares, expressed in the currency of the United States, determined as follows:

             (i) If the Common Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of grant, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable and if the Common Shares are listed on more than one exchange or system, then the Fair Market Value shall be the closing sales price of such Shares as quoted on the exchange or system which is the primary exchange or system for the Common Shares;

             (ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Shares shall be the mean between the high bid and low asked prices for the Common Shares on the last market trading day prior to the date of grant, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or

             (iii) In the absence of an established market for the Common Shares, the Fair Market Value shall be determined in good faith by the Administrator.

         (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (o) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         (p) "NOTICE OF GRANT" means a written or electronic notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

         (q) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (r) "OPTION" means a stock option granted pursuant to the Plan.

         (s) "OPTION AGREEMENT" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

         (t) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

         (u) "OPTIONED STOCK" means the Common Shares subject to an Option.

         (v) "OPTIONEE" means the holder of an outstanding Option granted under the Plan.

         (w) "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (x) "PLAN" means this 1999 Stock Plan, as amended from time to time.

         (y) "RULE 16B-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

         (z) "SECTION 16(B)" means Section 16(b) of the Exchange Act.

         (aa) "SERVICE PROVIDER" means an Employee, Director or Consultant.

         (bb) "SHARE" means a Common Share, as adjusted in accordance with
Section 12 of the Plan.

         (cc) "SHARE COMPENSATION ARRANGEMENT" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Service Providers, including a share purchased from treasury which is financially assisted by the Company by way of loan, guarantee or otherwise.

         (dd) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

      3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Common Shares which may be reserved for issuance under the Plan is 2,000,000 Common Shares.

         If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Common Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); PROVIDED, however, that Common Shares that have actually been issued under the Plan, whether upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan.

      4. ADMINISTRATION OF THE PLAN.

         (a) PROCEDURE.

             (i) MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different Committees with respect to different groups of Service Providers.

             (ii) SECTION 162(M). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

             (iii) RULE 16B-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

             (iv) OTHER ADMINISTRATION. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

         (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

             (i) to determine the Fair Market Value;

             (ii) to select the Service Providers to whom Options may be granted hereunder;

             (iii) to determine the number of Common Shares to be covered by each Option granted hereunder;

             (iv) to approve forms of agreement for use under the Plan;

             (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Common Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

             (vi) subject to regulatory approval, to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Shares covered by such Option shall have declined since the date the Option was granted;

             (vii) to institute an Option Exchange Program;

             (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

             (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of qualifying for preferred tax treatment under tax laws of a country other than the United States;

             (x) to modify or amend each Option (subject to regulatory approval and Section 14 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

             (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

             (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

         (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

      5. ELIGIBILITY. Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

      6. LIMITATIONS.

         (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this
Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Common Shares shall be determined as of the time the Option with respect to such Common Shares is granted.

         (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

         (c) The following limitations shall apply to grants of Options:

             (i) subject to subsections (d) and (e) below, no Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 750,000 Common Shares.

             (ii) in consideration of his or her agreeing to become a Service Provider to the Company, a Service Provider may be granted Options to purchase up to an additional 750,000 Common Shares which shall not count against the limit set forth in subsection (i) above.

             (iii) the foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
Section 12.

             (iv) if an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 12), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced (subject to regulatory approval), the transaction will be treated as a cancellation of the Option and the grant of a new Option.

         (d) Notwithstanding the foregoing, the maximum aggregate number of Common Shares subject to Options granted under this Plan and any other Share Compensation Arrangement held by any one Service Provider shall not exceed that number of shares equal to five percent (5%) of the outstanding Common Shares of the Company.

         (e) No Option may be granted to an insider (as such term is defined in the Company Manual of The Toronto Stock Exchange) if such grant could result, at any time, in there being:

             (i) reserved for issuance pursuant to Options granted to insiders such number of Common Shares of the Company as would exceed ten percent (10%) of the outstanding Common Shares;

             (ii) issued to insiders under this Plan or any other Share Compensation Arrangement, within a one-year period, such number of Common Shares as would exceed ten percent (10%) of the outstanding Common Shares; or

             (iii) issued under this Plan or any other Share Compensation Arrangement to any one insider and such insider's associates (as such term is defined in the Company Manual of The Toronto Stock Exchange), within a one-year period, such number of Common Shares as would exceed five percent (5%) of the outstanding Common Shares;

unless the Plan is approved by a majority of the votes cast at a meeting of the Company's shareholders in accordance with all applicable requirements of the Stock Exchanges, including the The Toronto Stock Exchange, other than votes attaching to securities beneficially owned by:

             (i) insiders to whom Common Shares may be issued pursuant to the Plan; and

             (ii) associates of such insiders. For the purpose of such shareholder approval, holders of non-voting and subordinate voting Common Shares (as defined in Appendix E to the Company Manual of The Toronto Stock Exchange) may be entitled to vote with the holders of any class of shares of the Company which otherwise carry greater voting rights, on a basis proportionate to their respective residual equity interests in the Company.

         (f) For the purposes of the limitations set forth in subsections (d) and (e):

             (i) any entitlement to acquire Common Shares granted pursuant to this Plan or any other Share Compensation Arrangement prior to the Optionee becoming an insider is to be excluded; and

             (ii) the number of Common Shares outstanding is to be determined on a non-diluted basis and on the basis of the number of Common Shares outstanding at the time of the reservation or issuance, as the case may be, excluding Common Shares issued under this Plan or any other Share Compensation Arrangement over the preceding one-year period.

      7. TERM OF PLAN. Subject to Sections 18 and 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

      8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement provided that each Option will expire on a date which shall not be later than the earlier of (A) the date which is the tenth anniversary of the date on which the Option is granted and (B) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange.

      9. OPTION EXERCISE PRICE AND CONSIDERATION.

         (a) EXERCISE PRICE. The per Share exercise price for the Common Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

             (i) In the case of an Incentive Stock Option

         (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

         (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

             (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator but shall not in any event be less than 100% of the Fair Market Value per Share on the date of grant.

             (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

         (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

         (c) FORM OF CONSIDERATION. Subject to Applicable Laws, the Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

             (i) cash;

             (ii) bank draft or money order;

             (iii) other Common Shares which (A) in the case of Common Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which said Option shall be exercised;

             (iv) cash received by a broker as agent for the Company in advance of the issuance and receipt of Shares by the broker in connection with a broker sale program;

             (v) any combination of the foregoing methods of payment; or

             (vi) such other consideration and method of payment for the issuance of Common Shares to the extent permitted by Applicable Laws.

      10. EXERCISE OF OPTION.

         (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Common Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Common Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Common Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Common Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Common Shares are issued, except as provided in Section 12 of the Plan.

         Exercising an Option in any manner shall decrease the number of Common Shares thereafter available, both for purposes of shares reserved for issuance under the Plan and for sale under the Option, by the number of Common Shares as to which the Option is exercised.

         (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Common Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Common Shares covered by such Option shall revert to the Plan.

         (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Common Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Common Shares covered by such Option shall revert to the Plan.

         (d) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest, inheritance, or by operation of law but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Common Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Common Shares covered by such Option shall revert to the Plan.

      11. NON-TRANSFERABILITY OF OPTIONS. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

      12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

             (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company and Applicable Law, the number of Common Shares covered by each outstanding Option, and the number of Common Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share of Common Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Shares, or any other similar increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an Option.

             (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Common Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any

Company repurchase option applicable to any Common Shares purchased upon exercise of an Option shall lapse as to all such Common Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

             (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Common Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely Common Shares of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely Common Shares of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Shares in the merger or sale of assets.

      13. DATE OF GRANT. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

      14. AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT AND TERMINATION. Subject to regulatory approval, the Board may at any time amend, alter, suspend or terminate the Plan.

         (b) SHAREHOLDER APPROVAL. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

         (c) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the

Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

      15. CONDITIONS UPON ISSUANCE OF COMMON SHARES.

         (a) LEGAL COMPLIANCE. Common Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) PROSPECTUS AND REGISTRATION EXEMPTIONS. The Company shall not be required to issue any Common Shares upon exercise of an Option unless the issuance thereof is exempt from the requirement for the Company to prepare and file a prospectus or registration statement under Applicable Law to qualify the distribution thereof and is exempt from the requirement to effect any such trade through a securities dealer or for the Company to seek registration therefor.

         (c) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Company, such a representation is required.

      16. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained.

      17. RESERVATION OF COMMON SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Common Shares as shall be sufficient to satisfy the requirements of the Plan.

      18. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

      19. REGULATORY APPROVAL. The Company will seek approval of the Plan by all applicable regulatory authorities (including the relevant stock exchanges) to the extent the Company deems such approval desirable.

      20. RESTRICTIONS ON REPURCHASE. Notwithstanding any other provisions hereof, any repurchase of Options by the Company shall be subject to compliance with all Applicable Laws, and no purchase shall be made in circumstances where there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the Company's assets after the payment being less than specified amounts, and an exemption being available from any requirement that the Company make an offer to all holders to repurchase its own Shares.



                                      -13-